Mail Stop 7010

            September 13, 2005

Mr. Tiberio Dall`Olio
Chief Executive Officer
Madeco S.A.
Ureta Cox 930
Santiago, Chile

	RE:	Form 20-F for Fiscal Year Ended December 31, 2004
		File No. 1-11870

Dear Mr. Dall`Olio:

      We have completed our review of your Form 20-F and related filings and have no further comments at this time.

    	If you have any questions or concerns, please direct them to Scott Watkinson, Staff Accountant, at (202) 551-3741 or, in his absence, Jeanne Baker, Assistant Chief Accountant, at (202) 551-
3691.

							Sincerely,


							Rufus Decker
							Accounting Branch Chief

??

??

??

??

Mr. Tiberio Dall'Olio
Madeco S.A.
August 8, 2005
Page 1




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE